Dated this 20th day of October, 2010

BETWEEN:

Validus Holdings, Ltd.

and

George P. Reeth

RETIREMENT AND ADVISORY

AGREEMENT

THIS AGREEMENT is made on the 20th day of October 2010, between:

Validus Holdings, Ltd. a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM08, Bermuda (the “Company”); and

George P. Reeth (the “Executive”) of 29 Richmond Road, Pembroke HM 08, Bermuda;

WHEREAS, the Executive has decided to retire from his current employment with the Company and any applicable Group Company and to resign as a member of the Board of Directors of the Company and the boards of directors of any applicable Group Company, effective as of the Retirement Date; and

WHEREAS, the Parties have agreed to terminate the Executive’s Amended and Restated Employment Agreement dated December 12, 2005 (the “Terminated Employment Agreement”), such termination to be effective on November 15, 2010, and to set forth herein the terms and conditions of the Executive’s employment as Special Advisor to the Board following the Retirement Date (as defined below).

WHEREAS the Parties have agreed to amend the Restricted Share Award Agreements between the Parties dated 15 November 2005, 24 July 2007, 3 March 2008, 7 May 2008, 25 September 2009, 12 March 2010 (the “Restricted Share Award Agreements”) and the Stock Option Agreement between the Parties dated 15 November 2005 (the “Stock Option Agreement”) and to set forth herein the way in which these agreements are amended following termination of the Terminated Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and Executive agree as follows:

IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1.	In this Agreement (including the Recitals) unless the context otherwise requires, the following words and expressions shall have the following meanings:

1.1.1.	“Accrued Obligations” shall mean (i) all accrued but unpaid salary under the Terminated Employment Agreement up to and including the Retirement Date; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 4.04 of the Terminated Employment Agreement, to the extent incurred prior to the Retirement Date; (iii) any accrued but unpaid benefits provided for in Section 4.03 of the Terminated Employment Agreement up to and including the Retirement Date; (iv) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries or other affiliates and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof; and (v) any other obligations the Company owes to the Executive and which remain unperformed under the Terminated Employment Agreement as at the Retirement Date.

1.1.2.	“Advisory Period” shall have the meaning ascribed to such term in Clause 4.1 below.

1.1.3.	“Affiliate” or “Affiliates” means any subsidiary of the Company.

1.1.4.	“Agreement” shall mean this agreement.

1.1.5.	“Awards” shall mean the restricted stock awards and share options as set out in Schedule 3.

1.1.6.	“Base Salary” shall be as set forth in Schedule 1 hereto.

1.1.7.	“Board” shall mean the Board of Directors of the Company.

1.1.8.	“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude relating to the Executive’s employment; (d) willful and prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness or at the direction of the Company or its Affiliates) without the same being corrected within ten (10) days after being given written notice thereof; (e) failure by the Executive to perform his duties and responsibilities hereunder to the reasonable satisfaction of the Company without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the Executive’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; or (h) the material breach by the Executive of any of the covenants contained in this Agreement without, in the case of any breach capable of being corrected, the same being corrected within ten (10) days after being given written notice thereof.

1.1.9.	“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

1.1.10.	“Dollars” or “$”shall mean United States dollars.

1.1.11.	“Early Termination” shall have the meaning attributed to such term in Clause 11.

1.1.12.	“Group Company” shall mean any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital.

1.1.13.	“Parties” shall mean the parties to this Agreement collectively, “Party” means any one of them.

1.1.14.	“Permanent Disability” shall mean those circumstances where the Executive is unable to continue to perform the usual customary duties of his job under this Agreement for a period of six (6) months in the Advisory Period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

1.1.15.	“Retirement Date” shall mean November 15, 2010.

1.2.	In this Agreement unless the context otherwise requires:

1.2.1.	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2.	References to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3.	References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4.	References to persons shall include, natural persons, companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.	Position

2.1.	The Executive hereby agrees to serve the Company in the position designated in Schedule 1 subject to the terms and conditions hereinafter contained.

2.2.	The Company and the Executive agree that the Employment Act 2000 (as amended from time to time) in Bermuda (“Bermuda Employment Act 2000”) shall apply generally to the Executive’s employment under this Agreement as though the Executive is working wholly or mainly in Bermuda and falls within the definition of “employee” under the Bermuda Employment Act 2000.

3.	Place of Employment

3.1.	The principal place of employment shall be the Company’s offices at 29 Richmond Road, Pembroke HM 08, Bermuda. The Executive shall work in any place in Bermuda which the Board may require for the proper performance and exercise of his duties and powers, and he may be required to travel to such places outside of Bermuda on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

4.	Term of Employment

4.1.	The employment of the Executive (subject to Early Termination as provided below) shall continue for a period of twelve (12) months following the Retirement Date (the “Advisory Period”) and may be extended thereafter by mutual agreement of the Parties on such terms and conditions as mutually agreed by the Parties.

4.2.	Where applicable, it is a condition precedent to this Agreement that the Executive holds and continues to hold a valid work permit from the Bermuda Department of Immigration. The Company shall be responsible for obtaining, maintaining and renewing a suitable work permit (for the purposes of the Executive’s employment following the Retirement Date) by the Bermuda government authorities and the Company shall be responsible for permit fees. The Executive shall use his best efforts to assist the Company in obtaining, maintaining and renewing his suitable work permit.

4.3.	If the Executive accepts employment with any other company or organization during the Advisory Period, he shall give 30 days’ prior written notice to terminate this Agreement to the Company, provided, however, that if the Executive fails to give such notice, such failure shall be deemed to be a material breach of this Agreement as defined in clause (h) of the definition of “Cause” set forth in Clause 1.1.8 above.

5.	Retirement

5.1.	The Executive shall retire from employment with the Company and each applicable Group Company as of the Retirement Date and upon such retirement the Terminated Employment Agreement shall be deemed to have terminated in accordance with its terms. The Executive shall resign as a member of the Board of Directors of the Company and any applicable board of directors of a Group Company, in each case, effective as of the Retirement Date by executing a resignation letter, the form of which is attached hereto as Schedule 2.

6.	Normal Hours and Holidays

6.1.	During the Advisory Period, the Executive shall be available within normal hours of employment between 8:30am to 5:00pm, Monday to Friday, for advisory services as needed by the Board or any member thereof.

7.	Remuneration and Reimbursement Upon Executive’s Retirement

7.1.	On the Retirement Date, the Executive will be entitled to (i) an annual bonus for service in 2010 consistent with past practice and in accordance with the Terminated Employment Agreement and on terms similar to those offered to other senior executives of the Company and (ii) payment of the Accrued Obligations and payments of amounts set forth in Clauses (i) and (ii) shall be paid no later than 15 March 2011. All unvested Awards shall continue to vest in accordance with Clauses 7.2 and 7.4 of this Agreement.

7.2.	Notwithstanding Section 5.02 of the Terminated Employment Agreement, Sections 2 (b), (c), (d), (e), (f) and (g) of the Restricted Share Award Agreements, any Early Termination (other than by the Company for breach by the Executive of the restrictions set forth in Clause 13) or expiration of this Agreement all unvested restricted stock awards set forth on Schedule 3 hereto shall continue to vest as scheduled thereon, subject only to the Executive’s continued compliance with the restrictions set for in Clause 13 below. If at any time the Executive violates any of the restrictions set forth in Clause 13, all vesting of restricted stock awards held by the Executive shall cease and all unvested restricted stock awards then held by the Executive shall be forfeited by the Executive.

7.3.	Notwithstanding the foregoing, the Company reserves the right to settle any restricted stock awards set out on Schedule 3 in cash under exceptional circumstances, in its sole discretion.

7.4.	Notwithstanding any provision of Section (e) of the Stock Option Agreement between the Company and the Executive, all Company Stock Options held by the Executive shall continue to be exercisable until the tenth (10th) anniversary of the Date of Grant (as defined in the Stock Option Award Agreement).

8.	Settlement of Benefits and Release Agreement

8.1. Upon the Early Termination or expiration of this Agreement and any renewal of this Agreement, the Executive agrees that he will execute and deliver to the Company a General Release in favor of the Company in the form attached hereto as Schedule 4.

8.2. All amounts due to the Executive pursuant to Clause 7 of this Agreement, to the extent not already paid, will be settled as soon as practicable following delivery of the executed General Release, provided the Executive has not revoked the General Release as of the payment date.

9.	Remuneration During the Advisory Period

9.1.	During the Advisory Period, the Executive shall be entitled to the Base Salary free of all deductions, whether by way of Government Social Insurance or Payroll Tax, or any other payment of that nature, which the Company will fund at its sole expense as well as the benefits set forth in Schedule 1 hereto.

10.	Expenses

10.1	The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his advisory services under this Agreement.

11.	Early Termination

11.1.	(a) At any time during the Advisory Period, this Agreement may be terminated by the Company for Cause by its giving the Executive 30 days’ prior notice in writing; (b) At any time during the Advisory Period, this Agreement may be terminated by the Executive by giving the Company 30 days’ prior notice in writing; (c) This Agreement shall be terminated immediately upon his death (each of the aforementioned circumstances in Clauses (a) through (c) being referred to as “Early Termination”).

11.2.	In the event of a termination (or purported termination) by the Company without Cause, or termination whether by operation of law or by the Company due to the Executive’s Permanent Disability or upon the Executive’s death (provided that at the time of termination or death there is no Cause upon which the Company could rely to terminate him), the Executive,(or the Executive’s estate in the case of death) shall be entitled to receive a payment representing the cash value of all of the payments and benefits for the entire term of the Advisory Period under this Agreement that the Executive would have been entitled to receive had termination or death not occurred and all unvested Awards shall continue to vest as scheduled on Schedule 3. For the avoidance of doubt, this cash payment shall include the Base Salary and the Accrued Obligations (insofar as they remain unpaid).

11.3.	If this Agreement is terminated for Cause or the Executive accepts employment with any other company or organization or otherwise terminates this Agreement during the Advisory Period, then the Executive shall be entitled only to a payment representing the cash value of all of the payments and benefits under this Agreement (including the Base Salary and the Accrued Obligations) up to the date of termination. All unvested Awards shall continue to vest in accordance with Clauses 7.2 and 7.4 of this Agreement.

11.4.	The Company shall have the right, in its discretion, upon termination by notice by either Party, to pay the Executive in lieu of any notice; provided, however, that the provisions of this Agreement relating to termination for Cause, execution of the General Release and the services to be provided during the Advisory Period remain unaffected by any payment in lieu of notice.

12.	Witness in Proceedings following Termination

12.1.	Without prejudice to the provisions of Clause 11, at any time or from time to time after termination of employment, howsoever arising, the Executive shall, upon the reasonable request of the Company, appear as witness for the Company in any proceedings in which the Company may be involved, upon payment of the Executive’s reasonable fees and expenses.

13.	Confidentiality; Restrictive Covenants

13.1.	The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company or its Affiliates, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Advisory Period, and for a period ending eighteen (18) months thereafter (the “Non-competition Period”) will not without the prior written consent of the Company directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process or being planned as of the date of termination of this Agreement , within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses. It shall not be considered a violation of this Clause 13.1 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. It shall also not be considered a violation of this Clause 13.1 for the Executive to directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business for any brokerage company or any company which has a brokerage arm of its business; provided, that such ownership, management, control, participation, consultation, rendering of services or engagement is limited to the insurance or reinsurance brokerage aspects of such company’s business.

13.2.	The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all Confidential Information and all fee schedules, lists of clients, correspondence and other documents, papers, data (whether written, photographic or electronic) and property belonging to the Company or related to any of the matters referred to in Clause 13.1 which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

13.3.	The Executive hereby agrees that (a) during the Advisory Period and for a period of eighteen (18) months thereafter (the “Non-solicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at any time during such Non-solicitation Period.

13.4.	During the Non-solicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.

13.5.	While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

13.6.	The restrictions set forth in this Clause 13 shall remain in full force and effect for the entirety of the Non-Competition Period and Non-solicitation Period, as applicable, notwithstanding any Early Termination or the expiration of this Agreement.

14.	Change of Control

14.1.	The Executive’s compensation, benefits and obligations as set forth under this Agreement shall remain unaffected by any change of ownership or control affecting the Company or any Group Company.

15.	Untrue Statements

15.1.	The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company or any employee, director or officer of the Company or any Group Company and in particular shall not after the termination of this Agreement wrongfully represent himself as being employed by or connected (except as an advisor during the Advisory Period) with the Company or any Group Company.

16.	Notices

16.1.	Any notice required to be given hereunder shall be in writing and shall be properly served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out in Schedule 1 (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five business days after dispatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly dispatched to a current facsimile number of the addressee.

17.	Taxes

17.1.	The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

18.	Successors And Assigns; No Third-Party Beneficiaries

18.1.	This Agreement shall inure to the benefit of, be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation, amalgamation or otherwise). The Company will require any such purchaser or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place.

18.2.	The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

19.	Miscellaneous

19.1	It is intended that this Agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Sections 409A or 457A of the Code, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

19.2	Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code then with regard to any payment or benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A) or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

19.3	With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

19.4	Notwithstanding any provision of this Agreement to the contrary, any allowance or reimbursement provided for under this Agreement shall be paid to the Executive no later than the end of the calendar year following the calendar year during which Early Termination or the termination of this Agreement occurs..

19.5 Notwithstanding the expiration or termination of this Agreement, howsoever arising, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

19.6 If any of the clauses, conditions, covenants or restrictions of this Agreement shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

19.7 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter.

19.8 This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

19.9 This Agreement and Schedule 1 shall stand as the Statement of Employment required under Section 6 of the Employment Act 2000.

19.10 The terms and conditions of this Agreement and the rights of the Parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda without regard to the principles of conflict of laws. The Parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

/s/ Edward J. Noonan

Name: Edward J. Noonan Title: Chief Executive Officer and Chairman of the Board of Directors

/s/ George P. Reeth

Name: George P. Reeth

Schedule 1

1.	Position: Special Advisor to the Board to advise the Board on all matters the Board deems it requires advice from the Executive.

2.	Base Salary: $664,350 per annum, payable monthly on the last working day of each month in arrears in twelve (12) equal installments.

3.	Other Benefits and Perquisites:

a.	Such major medical, life insurance and disability insurance coverage as is, or may during the Advisory Period, be provided generally for senior executive officers of the Company as set forth from time to time in the applicable plan documents;

b.	In addition to the public holidays referenced in the Public Holidays Act of 1947 and fifteen (15) paid days off for sick leave, a maximum of four (4) weeks of paid vacation annually during the term of the Advisory Period; and

c.	Benefits under any plan or arrangement available generally for senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents.

4.	Addresses for Notices:

a.	To the Company:

Name: Validus Holdings, Ltd.
Attention: Chairman of the Board
Address: 29 Richmond Road, 4th Floor, Pembroke HM 08, Bermuda
Fax: +1 (441) 278-9009

b.	To the Executive:

Name: George P. Reeth
Address: 29 Richmond Road, 4th Floor, Pembroke HM 08, Bermuda
Fax: +1 (441) 278-9009

And to:

Name: George P. Reeth
Address: 12 Dellwood Parkway East, Madison New Jersey, 07940 USA
Fax: +1 973 443 9139

5.	Dress Code: The Executive is expected and required to dress in accordance with the Company’s current policy on Office Attire.

6.	Disciplinary and Grievance Procedure: The procedures can be found in the Employee Handbook.

Schedule 2

Date: November [  ], 2010

Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM 08
Bermuda

Dear Sirs

I, George P. Reeth, hereby resign as director and as officer of any of (i) Validus Holdings, Ltd. (the “Company”) and (ii) any subsidiary of the Company, of which I am a director or officer, effective as of the date of this letter.

Yours faithfully,

George P. Reeth

Schedule 3

[Intentionally Omitted]

Schedule 4

DEED OF GENERAL RELEASE

THIS Deed of General Release is made on the      day of              20[  ],

BETWEEN:

Validus Holdings, Ltd. a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM 08, Bermuda (the “Company”); and

George P. Reeth (the “Executive”) of 29 Richmond Road, Pembroke HM 08, Bermuda:

1.	Termination of Employment. The Executive and the Company acknowledge that Executive’s last day of employment with the Company is [ ], 20[ ] (the “Termination Date”).

2.	Full Release. In consideration of the promises and payments of the amounts set forth in the Retirement and Advisory Agreement, by and between the Company and Executive, dated as of October 20th, 2010 (the “Retirement Agreement”) the Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors and assigns (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, through the date of this Agreement, against the Company Entities arising out of or in any way related to Executive’s employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Retirement Agreement upon termination of employment, Annual Bonus and Awards in the Company, employee benefit plans of the Company or Executive’s right to indemnification and directors’ and officers’ insurance. For the avoidance of doubt, despite the Executive agreeing to this release, all unvested Awards (as defined in the Retirement Agreement) shall continue to vest in accordance with Clause 7 of the Retirement Agreement.

3.	Executive undertakes that he will continue to abide by the terms of clause 13 of the Retirement Agreement and further will instigate no proceedings in any jurisdiction or tribunal with respect to any actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character (including but not limited to claims under the Bermuda Employment Act 2000 and the Bermuda Human Rights Act 1981) arising out of or in any way related to Executive’s employment or termination of his employment.

4.	Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Agreement. This Agreement is executed by Executive without reliance on any representation by Company or any of its agents. Executive hereby acknowledges that he has read and understands this Agreement and that he affixes his signature hereto voluntarily and of his own free will.

5.	The Executive has been advised to consult with an attorney prior to executing this Agreement and has been given a full and fair opportunity to do so.

6.	This deed shall be governed in all respects by the laws of Bermuda.

7.	In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement. Capitalized words and phrases in this Agreement shall have the same meanings as in the Agreement between the Company and the Executive.

10.	This Agreement and the Retirement Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in writing signed by the Company and Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Retirement Agreement.

11.	This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

Name: Edward J. Noonan Title: Chief Executive Officer and Chairman of the Board of Directors

Name: George P. Reeth